Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated February 28, 2024 with respect to the audited consolidated financial statements of HWH International Inc. (formerly known as Alset Capital Acquisition Corp.) (the “Company”) as of November 30, 2023 and 2022 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 3, 2024